EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-52694, 333-60506, 333-60516, 333-82328, 333-105756, 333-105759, 333-140662, 333-145990, 333-160523, 333-160524, 333-182048, and 333-222290), and Form S-3 (No. 333-219926) of Stifel Financial Corp. of our reports dated February 19, 2020, with respect to the consolidated financial statements of Stifel Financial Corp. and the effectiveness of internal control over financial reporting of Stifel Financial Corp., included in this Annual Report (Form 10-K) of Stifel Financial Corp. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Stamford, Connecticut

February 19, 2020